EXHIBIT 99.1

Wednesday, July 26, 2023

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for Second Quarter and First Six Months

Toano, Va., July 26, 2023—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported consolidated net income of $6.4 million for the second quarter of 2023, which represents a decrease of $399,000, or 5.9 percent, as compared to the second quarter of 2022. The Corporation reported consolidated net income of $12.9 million for the first six months of 2023, which represents an increase of $363,000, or 2.9 percent, as compared to the first six months of 2022. The following table presents selected financial performance highlights for the periods indicated:

	For The Quarter Ended		For The Six Months Ended
Consolidated Financial Highlights (unaudited)	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Consolidated net income (000's)	$6,384	$6,783	$12,881	$12,518

Earnings per share - basic and diluted	$1.84	$1.91	$3.70	$3.49

Annualized return on average equity	12.51%	13.80%	12.69%	12.36%
Annualized return on average tangible common equity[1]	14.43%	16.15%	14.68%	14.33%
Annualized return on average assets	1.06%	1.16%	1.08%	1.09%

________________________

1For more information about this non-GAAP financial measure, which is not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

“We are very pleased with our second quarter results,” commented Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation. “Similar to the first quarter, each of our three business segments was profitable, but the changing economy continues to affect them differently. Earnings at our mortgage banking and consumer finance segments were down, compared to the same period last year, due to the effect of higher interest rates on mortgage loan originations and borrowing costs, respectively. Earnings at our community banking segment continue to grow as a result of higher net interest income, primarily due to higher interest rates and an increase in loans outstanding.

“Although we believe that the anxiety within the banking industry resulting from bank failures in the first quarter has calmed, there are still uncertainties with the economy as a whole. Questions remain regarding potential future interest rate increases and the impact on our net interest margin and mortgage loan originations, and the impact of a potential recession on demand for new loans and asset quality. However, we are confident in our diversified business strategy and the strength of our balance sheet, including our current asset quality, capital, core deposits, and overall liquidity.”

Key highlights for the second quarter and first six months of 2023 are as follows.

●	Community banking segment loans grew $51.5 million, or 8.9 percent annualized, and $139.1 million, or 13.0%, compared to December 31, 2022 and June 30, 2022, respectively;
●	Consumer finance segment loans grew $471,000, or less than 1 percent annualized, and $38.0 million, or 8.7%, compared to December 31, 2022 and June 30, 2022, respectively;
●	Deposits decreased $6.4 million, or less than 1 percent annualized, and decreased $8.5 million, or less than one percent, compared to December 31, 2022 and June 30, 2022, respectively;
●	The community banking segment recorded provision for credit losses of $600,000 for the second quarter of 2023 and recorded no provision for credit losses for the second quarter of 2022. For the first six months of 2023, the community banking segment recorded provision for credit losses of $1.1 million and recorded net reversals of provision for credit losses of $700,000 for the first six months of 2022;
●	The consumer finance segment recorded provision for credit losses of $1.1 million and $520,000 for the second quarters of 2023 and 2022, respectively and recorded provision for credit losses of $2.7 million and $870,000 for the first six months of 2023 and 2022, respectively;
●	Consolidated annualized net interest margin was 4.29 percent for the second quarter of 2023, compared to 4.12 percent and 4.52 percent for the second quarter of 2022 and first quarter of 2023, respectively;
●	The consumer finance segment experienced net charge-offs at an annualized rate of 1.63 percent of average total loans for the first six months of 2023, compared to net recoveries at an annualized rate of 0.10 percent of average total loans for the first six months of 2022; and
●	Mortgage banking segment loan originations increased 33.9 percent and decreased 26.5 percent for the second quarter of 2023 compared to the first quarter of 2023 and second quarter of 2022, respectively.

Community Banking Segment.  The community banking segment reported net income of $5.6 million and $12.1 million for the second quarter and first six months of 2023, respectively, compared to $4.8 million and $8.3 million, respectively for the same periods in 2022, resulting in an increase of $823,000 and $3.7 million, respectively, due primarily to:

●	higher interest income resulting from the effects of rising interest rates on asset yields, including on variable rate loans to the consumer finance segment, and higher average balances of interest-earning assets, including loans and securities;

partially offset by:

●	higher interest expense due primarily to higher rates on deposits and higher borrowing balances;
●	provision for credit losses for the second quarter and first six months of 2023, compared to no provision for credit losses and a reversal of provision for credit losses for the second quarter and first six months of 2022, respectively;
●	higher salaries and employee benefits expense, which have generally increased in line with employment market conditions;
●	higher consulting expenses due primarily to implementing projects designed to slow or reduce future growth of non-interest expenses; and
●	higher Federal Deposit Insurance Corporation (FDIC) assessment expenses, due primarily to statutory increases applicable to all insured depository institutions.

Average loans increased $143.6 million, or 13.6 percent, for the second quarter of 2023 and increased $146.2 million, or 14.0 percent, for the first six months of 2023, compared to the same periods in 2022, primarily from growth in the commercial real estate and residential mortgage segments of the loan portfolio. Average deposits decreased $32.0 million, or 1.6 percent, for the second quarter of 2023 and increased $14.8 million, or 0.7 percent, for the first six months of 2023, compared to the same periods in 2022.  The decrease for the second quarter of 2023 compared to the same period in 2022 is due primarily to deposit outflows resulting from increased competition as market interest rates rose in 2022 and the first half of 2023. Average deposits decreased $2.8 million, or 0.1 percent, for the second quarter of 2023 compared to the first quarter of 2023.

Average loan yields were higher for the second quarter and first six months of 2023 compared to the same periods of 2022, due primarily to the effects of rising interest rates as market interest rates rose in 2022 and the first half of 2023. While the community banking segment expects loan yields to continue to rise, the impact on net interest margin is expected to be outpaced by the effect of rising deposit costs for the remainder of 2023.

The community banking segment’s nonaccrual loans were $520,000 at June 30, 2023 compared to $115,000 at December 31, 2022.  The community banking segment recorded provision for credit losses of $600,000 and $1.1 million for the second quarter and first six months of 2023, respectively, compared to no provision for credit losses and a net reversal of provision for credit losses of $700,000, respectively, for the same periods in 2022. The increases are due primarily to growth in the loan portfolio and unfunded commitments, which began requiring a reserve in 2023 with the adoption of CECL, and the resolution of certain impaired loans in 2022, which resulted in the reversal of specific reserves with no losses being realized. At June 30, 2023, the allowance for credit losses increased to $15.3 million, compared to $14.5 million at December 31, 2022, due primarily to growth in the loan portfolio and the adoption of CECL, which resulted in an implementation adjustment on January 1, 2023 of $85,000. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $346,000 and $573,000 for the second quarter and first six months of 2023, respectively, compared to net income of $782,000 and $1.6 million, respectively, for the same periods in 2022, resulting in a decrease of $436,000 and $1.1 million, respectively, due primarily to:

●	lower volume of mortgage loan originations; and
●	lower reversals of provision for indemnifications;

partially offset by:

●	lower expenses tied to mortgage loan origination volume such as salaries and employee benefits, loan processing, and data processing.

The rapid rise in mortgage interest rates during 2022 and 2023, combined with higher home prices, has led to a substantial decline in mortgage loan originations for the mortgage industry during 2023 as compared to 2022, although mortgage loan origination volumes have recovered in part during the first six months of 2023 compared to the end of 2022.  Mortgage loan originations for the mortgage banking segment were $155.1 million and $270.9 million for the second quarter and first six months of 2023, respectively, compared to $211.1 million and $401.0 million, respectively, for the same periods in 2022.  Mortgage loan originations during the second quarter of 2023 for refinancings and home purchases were $14.4 million and $140.7 million, respectively, compared to $25.4 million and $185.7 million, respectively, during the second quarter of 2022. Mortgage loan originations during the first six months of 2023 for refinancings and home purchases were $28.3 million and $242.6 million, respectively, compared to $73.8 million and $327.2 million, respectively, during the first six months of 2022.  Mortgage loan originations in the second quarter of 2023 increased $39.3 million compared to the first quarter of 2023.

During the second quarter and first six months of 2023, the mortgage banking segment recorded a reversal of provision for indemnification losses of $235,000, respectively, compared to a reversal of provision for indemnification losses of $286,000 and $869,000, respectively, in the same periods of 2022.  The release of indemnification reserves in 2022 and 2023 was due primarily to improvement in the mortgage banking segment’s assessment of borrower payment performance and other factors affecting expected losses on mortgage loans sold in the secondary market.  To date, the mortgage banking segment has not made any payments for indemnification losses since the onset of the COVID-19 pandemic in the first quarter of 2020, and management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $1.1 million and $1.6 million for the second quarter and first six months of 2023, respectively, compared to net income of $2.2 million and $4.3 million, respectively, for the same periods in 2022, resulting in a decrease of $1.1 million and $2.7 million, respectively, due primarily to:

●	higher interest expense due primarily to increased costs on variable rate borrowings from the community banking segment as market interest rates have increased; and
●	higher provision for credit losses as a result of increased net charge-offs;

partially offset by:

●	higher interest income resulting from higher average balances of interest-earning assets and the effects of rising market interest rates.

Average loans outstanding increased $58.7 million, or 14.1 percent, for the second quarter of 2023 compared to the same period in 2022 and increased $76.3 million, or 19.1 percent, for the first six months of 2023 compared to the same period in 2022.  The consumer finance segment experienced net charge-offs at an annualized rate of 1.63 percent of average total loans for the first six months of 2023, compared to annualized net recoveries of 0.10 percent for the first six months of 2022, due primarily to an increase in the number of delinquent loans following a period of historically low delinquencies during the COVID-19 pandemic, a steady decline in wholesale values of used automobiles from a peak during the COVID-19 pandemic and continued challenges in repossessing automobiles due to a decline in the number of repossession agencies, which results in a fully charged-off loan when an automobile cannot be repossessed.  At June 30, 2023, total delinquent loans as a percentage of total loans was 2.88 percent, compared to 2.78 percent at December 31, 2022 and 2.07 percent at June 30, 2022. The allowance for credit losses was $25.2 million at June 30, 2023, compared to $26.0 million at December 31, 2022. The allowance for credit losses as a percentage of total loans decreased to 5.30 percent at June 30, 2023 from 5.47 percent and 5.92 percent at December 31, 2022 and June 30, 2022, respectively, primarily as a result of growth in loans with stronger credit quality while balances of loans with lower credit quality declined, partially offset by the adoption of CECL, which resulted in an implementation adjustment on January 1, 2023 of $406,000.  Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected. If loan performance deteriorates resulting in elevated delinquencies or net charge-offs, the provision for credit losses may increase in future periods.

Liquidity. The objective of the Corporation’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors.  Uninsured deposits represent amounts above the FDIC insurance coverage limit. As of June 30, 2023, the Corporation’s uninsured deposits, excluding intercompany cash holdings and municipal deposits which are secured with pledged securities, were $382.7 million, or 19.2 percent of total deposits. The Corporation’s borrowing availability as of June 30, 2023 was $530.9 million, exceeding uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $148.2 million. The Corporation had an additional $290.5 million of nonpledged securities that were available to be pledged as collateral for future borrowings from the Federal Home Loan Bank of Atlanta (FHLB) and Federal Reserve Bank above the current lendable collateral value.

In addition to deposits, the Corporation utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the FHLB may be used to fund the Corporation’s day-to-day operations. Short-term borrowings also include securities sold under agreements to repurchase.  Borrowings increased to $175.6 million at June 30, 2023 from $92.1 million at December 31, 2022 and $92.5 million at June 30, 2022, due primarily to short-term borrowings from the FHLB. Borrowings decreased $25.4 million from $201.0 million at March 31, 2023.

Additional sources of liquidity available to the Corporation include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 44 cents per share during the second quarter of 2023, which was paid on July 1, 2023. This dividend represents a payout ratio of 23.9 percent of earnings per share for the second quarter of 2023.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $6.3 million at June 30, 2023 compared to December 31, 2022, due primarily to net income and lower unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive loss, partially offset by share purchases, dividends paid on the Corporation’s common stock, and the Corporation’s adoption of the Current Expected Credit Loss (CECL) methodology for estimating credit losses, which resulted in a decrease to opening retained earnings of $1.1 million.  The Corporation’s securities available for sale are fixed income debt securities, and their unrealized loss position is a result of rising market interest rates since they were purchased. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest, and unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or the Bank. The accumulated other comprehensive loss related to the Corporation’s securities available for sale decreased to $33.6 million at June 30, 2023, compared to $35.2 million at December 31, 2022.

As of June 30, 2023, the most recent notification from the FDIC categorized the C&F Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at June 30, 2023, C&F Bank was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, C&F Bank must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules.  The Corporation and C&F Bank exceeded these ratios at June 30, 2023. The Corporation repaid $4.0 million of subordinated notes during the three months ended June 30, 2023. For additional information, see “Capital Ratios” below.

The above mentioned ratios are not impacted by unrealized losses on securities available for sale. In the event that all of these unrealized losses became realized into earnings, the Corporation and C&F Bank would both continue to exceed minimum capital requirements, including the capital conservation buffer, and be considered well capitalized.

In November 2022, the Board of Directors authorized a program, effective December 1, 2022, to repurchase up to $10.0 million of the Corporation’s common stock through December 31, 2023. During the second quarter of 2023, the Corporation repurchased 47,024 shares, or $2.5 million, of its common stock under this share repurchase program.

About C&F Financial Corporation.  The Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $57.52 per share on July 25, 2023.  At June 30, 2023, the book value of the Corporation was $59.31 per share and the tangible book value per share was $51.46.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 31 banking offices and four commercial loan offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include return on average tangible common equity (ROTCE), tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quote and statements regarding future conditions in the Corporation’s industries and markets, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “might,” “will,” “intend,” “target,” “should,” “could,” or similar expressions.   These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, expected future recovery of investments in debt securities, future dividend payments, strategic business initiatives and the anticipated effects thereof, changes in interest rates and the effects thereof on net interest income, mortgage loan originations, expectations regarding C&F Bank’s regulatory risk-based capital requirement levels, technology initiatives, our diversified business strategy, asset quality, credit quality, adequacy of allowances for credit losses and the level of future charge-offs, adequacy of the reserve for indemnification losses related to loans sold in the secondary market, the effect of future market and industry trends, the effects of future interest rate fluctuations, cybersecurity risks, and inflation. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in:

●	interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds, increases in interest rates following actions by the Federal Reserve and increases or volatility in mortgage interest rates
●	general business conditions, as well as conditions within the financial markets
●	general economic conditions, including unemployment levels, inflation rates, supply chain disruptions and slowdowns in economic growth, and also including the economic impacts of the COVID-19 pandemic
●	market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (including the ongoing military conflict between Russia and Ukraine) or other major events, or the prospect of these events
●	developments impacting the financial services industry, such as bank failures or concerns involving liquidity
●	attracting, hiring, training, motivating and retaining qualified employees
●	the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (the CFPB) and the regulatory and enforcement activities of the CFPB
●	monetary and fiscal policies of the U.S. Government, including policies of the FDIC, U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System (the Federal Reserve Board), and the effect of these policies on interest rates and business in our markets
●	demand for financial services in the Corporation’s market area
●	the value of securities held in the Corporation’s investment portfolios
●	the quality or composition of the loan portfolios and the value of the collateral securing those loans
●	the inventory level, demand and fluctuations in the pricing of used automobiles, including sales prices of repossessed vehicles
●	the level of automobile loan delinquencies or defaults and our ability to repossess automobiles securing delinquent automobile finance installment contracts
●	the level of net charge-offs on loans and the adequacy of our allowance for credit losses
●	the level of indemnification losses related to mortgage loans sold
●	demand for loan products
●	deposit flows
●	the strength of the Corporation’s counterparties
●	the soundness of other financial institutions and any indirect exposure related to the closing of other financial institutions and their impact on the broader market through other customers, suppliers and partners, or that the conditions which resulted in the liquidity concerns experienced by closed financial institutions may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Corporation has commercial or deposit relationships
●	competition from both banks and non-banks, including competition in the non-prime automobile finance markets
●	reliance on third parties for key services
●	the commercial and residential real estate markets
●	the demand for residential mortgages and conditions in the secondary residential mortgage loan markets
●	the Corporation’s technology initiatives and other strategic initiatives
●	the Corporation’s branch expansions and consolidations
●	cyber threats, attacks or events
●	expansion of C&F Bank’s product offerings
●	accounting principles, policies and guidelines, and elections by the Corporation thereunder, including, for example, our adoption of the CECL methodology and the potential volatility in the Corporation’s operating results due to the application of the CECL methodology

These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, the Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and other reports filed with the SEC. The Corporation undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	6/30/2023	12/31/2022	6/30/2022
Interest-bearing deposits in other banks	$42,068	$7,051	$118,428
Investment securities - available for sale, at fair value	490,884	512,591	501,984
Loans held for sale, at fair value	36,317	14,259	43,362
Loans, net:
Community Banking segment	1,196,621	1,145,940	1,058,786
Mortgage Banking segment	-	671	9,850
Consumer Finance segment	449,841	448,589	411,196
Total assets	2,419,455	2,332,317	2,334,340
Deposits	1,997,471	2,003,860	2,006,017
Repurchase agreements	29,680	34,481	36,936
Other borrowings	145,904	57,603	55,611
Total equity	202,528	196,233	196,283

	For The		For The
	Quarter Ended		Six Months Ended
Results of Operations	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Interest income	$30,738	$24,392	$60,043	$46,623
Interest expense	6,393	1,761	10,740	3,516
Provision for credit losses:
Community Banking segment	600	-	1,050	(700)
Mortgage Banking segment	-	10	-	32
Consumer Finance segment	1,100	520	2,700	870
Noninterest income:
Gains on sales of loans	1,916	2,198	3,710	4,893
Other	5,847	3,465	11,496	7,499
Noninterest expenses:
Salaries and employee benefits	14,022	10,642	27,920	22,498
Other	8,469	8,457	16,972	16,812
Income tax expense	1,533	1,882	2,986	3,469
Net income	6,384	6,783	12,881	12,518

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	27,469	21,966	53,576	42,476
Interest income on securities-FTE	3,223	2,166	6,455	3,899
Total interest income-FTE	30,973	24,526	60,488	46,875
Net interest income-FTE	24,580	22,765	49,748	43,359

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The			For The
	Quarter Ended			Six Months Ended
Average Balances	6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022
Securities	$552,394	$561,054	$469,546	$556,700	$438,450
Loans:
Community Banking segment	1,201,145	1,172,164	1,057,527	1,186,734	1,040,557
Mortgage Banking segment	30,734	19,076	57,393	24,936	58,660
Consumer Finance segment	476,203	475,225	417,503	475,717	399,409
Interest-bearing deposits in other banks	34,661	25,911	215,240	30,310	235,023
Total earning assets	2,295,137	2,253,430	2,217,209	2,274,397	2,172,099
Total assets	2,400,077	2,367,376	2,345,567	2,383,817	2,304,426

Time, checking and savings deposits	1,403,356	1,393,229	1,383,983	1,398,320	1,360,618
Repurchase agreements	31,507	35,260	36,527	33,373	34,636
Other borrowings	141,098	105,421	55,645	123,358	55,676
Total interest-bearing liabilities	1,575,961	1,533,910	1,476,155	1,555,051	1,450,930
Noninterest-bearing demand deposits	578,784	591,709	630,154	585,211	608,160
Total equity	204,090	201,856	196,540	202,979	202,614

Annualized Average Yields and Rates
Securities	2.33%	2.30%	1.85%	2.32%	1.78%
Loans:
Community Banking segment	5.07	4.95	4.21	5.01	4.18
Mortgage Banking segment	6.51	6.29	4.40	6.43	3.84
Consumer Finance segment	9.93	9.82	9.82	9.87	10.00
Interest-bearing deposits in other banks	3.25	2.75	0.73	3.04	0.43
Time, checking and savings deposits	1.31	0.88	0.32	1.10	0.33
Repurchase agreements	1.23	0.92	0.45	1.07	0.45
Other borrowings	4.88	4.69	4.45	4.79	4.43
Net interest margin	4.29	4.52	4.12	4.41	4.02

	6/30/2023
Funding Sources	Capacity	Outstanding	Available
Unsecured federal funds agreements	$95,000	$—	$95,000
Repurchase lines of credit	35,000	—	35,000
Borrowings from FHLB	260,512	94,500	166,012
Borrowings from Federal Reserve Bank	234,854	—	234,854
Total	$625,366	$94,500	$530,866

Asset Quality[1]	6/30/2023	12/31/2022
Community Banking
Total loans	$1,211,962	$1,160,454
Nonaccrual loans	$520	$115
Impaired loans	n/a	$823

Allowance for credit losses (ACL)	$15,341	$14,513
Nonaccrual loans to total loans	0.04%	0.01%
ACL to total loans	1.27%	1.25%
ACL to nonaccrual loans	2,950.19%	12,620.00%
Annualized year-to-date net (recoveries) charge-offs to average loans	(0.01)%	0.02%

Mortgage Banking[2]
Total loans	$-	$707
Nonaccrual loans	$-	$149
ACL	$-	$36
Nonaccrual loans to total loans	-%	21.07%
ACL to total loans	-%	5.09%
ACL to nonaccrual loans	-%	24.16%
Annualized year-to-date net charge-offs to average loans	-%	-%

Consumer Finance
Total loans	$475,028	$474,557
Nonaccrual loans	$649	$925
Repossessed assets	$519	$352
ACL	$25,187	$25,969
Nonaccrual loans to total loans	0.14%	0.19%
ACL to total loans	5.30%	5.47%
ACL to nonaccrual loans	3,880.89%	2,807.46%
Annualized year-to-date net charge-offs to average loans	1.63%	0.59%

________________________

1	Current period balances and ratios presented based upon current, post-CECL implementation GAAP whereas prior period balances and ratios presented based upon the applicable GAAP at that time.
2	All loans have been transferred to the community banking segment. Total loans does not include loans held for sale.

	For The		For The
	Quarter Ended		Six Months Ended
Other Performance Data	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Net Income (Loss):
Community Banking	$5,639	$4,816	$12,057	$8,333
Mortgage Banking	346	782	573	1,648
Consumer Finance	1,070	2,195	1,579	4,257
Other[1]	(671)	(1,010)	(1,328)	(1,720)
Total	$6,384	$6,783	$12,881	$12,518

Net income attributable to C&F Financial Corporation	$6,306	$6,742	$12,747	$12,371

Earnings per share - basic and diluted	$1.84	$1.91	$3.70	$3.49
Weighted average shares outstanding - basic and diluted	3,424,820	3,534,489	3,444,746	3,541,098

Annualized return on average assets	1.06%	1.16%	1.08%	1.09%
Annualized return on average equity	12.51%	13.80%	12.69%	12.36%
Annualized return on average tangible common equity[2]	14.43%	16.15%	14.68%	14.33%
Dividends declared per share	$0.44	$0.40	$0.88	$0.80

Mortgage loan originations - Mortgage Banking	$155,086	$211,072	$270,901	$400,976
Mortgage loans sold - Mortgage Banking	145,224	214,101	249,251	438,293

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1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.
2	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Market Ratios	6/30/2023	12/31/2022
Market value per share	$53.70	$58.27
Book value per share	$59.31	$56.27
Price to book value ratio	0.91	1.04
Tangible book value per share[1]	$51.46	$48.54
Price to tangible book value ratio[1]	1.04	1.20
Price to earnings ratio (ttm)	6.30	7.00

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	6/30/2023	12/31/2022	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	14.9%	15.4%	8.0%
Tier 1 risk-based capital ratio	12.6%	12.8%	6.0%
Common equity tier 1 capital ratio	11.3%	11.4%	4.5%
Tier 1 leverage ratio	9.9%	9.9%	4.0%

C&F Bank[2]
Total risk-based capital ratio	14.1%	14.2%	8.0%
Tier 1 risk-based capital ratio	12.8%	12.9%	6.0%
Common equity tier 1 capital ratio	12.8%	12.9%	4.5%
Tier 1 leverage ratio	10.0%	9.9%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at June 30, 2023 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2022 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended		For The Six Months Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Reconciliation of Certain Non-GAAP Financial Measures
Return on Average Tangible Common Equity
Average total equity, as reported	$204,090	$196,540	$202,979	$202,614
Average goodwill	(25,191)	(25,191)	(25,191)	(25,191)
Average other intangible assets	(1,569)	(1,856)	(1,604)	(1,896)
Average noncontrolling interest	(623)	(628)	(706)	(754)
Average tangible common equity	$176,707	$168,865	$175,478	$174,773

Net income	$6,384	$6,783	$12,881	$12,518
Amortization of intangibles	68	74	136	149
Net income attributable to noncontrolling interest	(78)	(41)	(134)	(147)
Net tangible income attributable to C&F Financial Corporation	$6,374	$6,816	$12,883	$12,520

Annualized return on average tangible common equity	14.43%	16.15%	14.68%	14.33%

Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$27,416	$21,923	$53,476	$42,407
FTE adjustment	53	43	100	69
FTE interest income on loans	$27,469	$21,966	$53,576	$42,476

Interest income on securities	$3,041	$2,075	$6,110	$3,716
FTE adjustment	182	91	345	183
FTE interest income on securities	$3,223	$2,166	$6,455	$3,899

Total interest income	$30,738	$24,392	$60,043	$46,623
FTE adjustment	235	134	445	252
FTE interest income	$30,973	$24,526	$60,488	$46,875

Net interest income	$24,345	$22,631	$49,303	$43,107
FTE adjustment	235	134	445	252
FTE net interest income	$24,580	$22,765	$49,748	$43,359

________________________

1	Assuming a tax rate of 21%.

	June 30,	December 31,
	2023	2022
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$201,898	$195,634
Goodwill	(25,191)	(25,191)
Other intangible assets	(1,543)	(1,679)
Tangible equity attributable to C&F Financial Corporation	$175,164	$168,764

Shares outstanding	3,403,838	3,476,614

Book value per share	$59.31	$56.27
Tangible book value per share	$51.46	$48.54